Exhibit 99.1

Avid Announces Financial Results for Second Quarter 2015

Company Increases Full Year 2015 Earnings Guidance Based on Improved Business Visibility

BURLINGTON, Mass., Aug. 10, 2015 (GLOBE NEWSWIRE) -- Avid® (Nasdaq:AVID) announced today that it has released second quarter results and updated its 2015 full year guidance.

Q2 2015 Highlights

•	Raised Full Year 2015 Earnings Guidance on substantially increased visibility

◦	Adjusted EBITDA range raised to $74 to $80 million, up from $72 to $78 million as previously guided

◦	Constant dollar bookings range raised to 2% to 6% over 2014, although continued currency pressure could impact actual results by approximately 4 percentage points

◦	Adjusted free cash flow range to $12 to $20 million

◦	Post-2010 revenue backlog of $489 million reflects 17% year over year increase.

◦	Recurring revenue shift accelerating as second quarter bookings for recurring revenue increased 58% over the prior year, representing 26% of Q2 2015 bookings

◦	Strong market momentum for new products announced in April 2015 with $17 million in Q2 bookings expected to be converted to revenue and cash flow in 2nd half of 2015

◦	Cost initiatives on track with opening of new global service centers

◦	Completed the Orad transaction on June 23rd, and integration is on track

•	Recognized major milestones in both Platform and Subscription adoption

◦	Topped 10,000 paid subscribers at end of the quarter, with over 12,000 active paid subscribers as of today, almost 130% growth since December 2014

◦	More than 130,000 new users have pre-registered for Pro Tools First in the seven months since its launch

◦	Passed the 25,000 milestone for Media Central platform licenses, ending the quarter at about 26,000

Q2 2015 Financial Update

•	Constant dollar bookings for marketed products of $122 million was flat year-over-year. Bookings of $118 million for quarter, up 5% sequentially and down 8% year over year

◦	The strong US dollar continues to put pressure on reported bookings and revenue results.

•	Adjusted EBITDA of $1.4 million as compared to $10.7 million in second quarter of 2014

“We had another quarter of meaningful operational progress and important accomplishments which has culminated in improved visibility as we enter the second half of 2015. The ongoing transformation to a recurring revenue model is accelerating, we launched new industry leading products that exceeded expectations, closed the Orad acquisition, restructured our balance sheet and have aggressively taken action on our cost saving programs” said Louis Hernandez, Jr., Chairman, President, and CEO of Avid. “During Q2, we hit major milestones in subscription and platform adoption, which are encouraging proof points that the Avid Everywhere strategy continues to resonate with our customers and that our business mix is continuing to improve.”

“With improved visibility into the second half of the year and the addition of Orad into the Avid family, we’re pleased to be able to provide this update on full year guidance,” said John Frederick, Chief Financial and Administrative Officer of Avid.   “On a trailing 12-month basis, our cost structure has been reduced by two percent and we are still in the early days of our labor arbitrage initiative. We believe the growth in revenue backlog, improving gross margins as a percent of revenue, the growth opportunity presented with the addition of Orad and the ability to accelerate our cost savings positions the company well for a strong second half of 2015.”

Avid includes non-GAAP financial measures in this press release, including adjusted EBITDA, free cash flow, non-GAAP operating income (loss), non-GAAP operating income per share, and non-GAAP operating expenses. The reconciliations to the Company's comparable GAAP financial measures for the periods presented are included in the tables in the appendix of this press release. The Company also includes the operational metrics of bookings and revenue backlog in this release. Unless noted, all financial information is reported based on actual exchange rates.

Conference Call
A conference call to discuss Avid's financial results for the second quarter of 2015 will be held on Monday, August 10, 2015 at 5:00 p.m. ET. The call will be open to the public and can be accessed by dialing 719-457-2697 and referencing confirmation code 9388800. You may also listen to the call on the Avid Investor Relations website. To listen via the website, go to the events tab at ir.avid.com for complete details prior to the start of the conference call. A replay of the call will also be available on the Avid Investor Relations website shortly after the completion of the call.

Non-GAAP Measures and Bookings and Revenue Backlog
Avid defines adjusted EBITDA as non-GAAP operating income (loss) excluding depreciation and all amortization expense. Avid non-GAAP operating income (loss), non-GAAP net income per share and non-GAAP operating expenses exclude restructuring costs, stock based compensation, amortization and impairment of intangibles as well as other unusual items such as costs related to the restatement, M&A related activity, and impact of significant legal settlements. Avid defines free cash flow as GAAP operating cash flow less capital expenditures and excludes from free cash flow payments or receipts related to M&A, significant legal settlements, restructuring, restatement or other non-operational or non-recurring events. These non-GAAP measures also reflect how Avid manages its businesses internally.

Avid’s non-GAAP measures may vary from how other companies present non-GAAP measures. Non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles. This non-GAAP information supplements, and is not intended to represent a measure of performance in accordance with, disclosures required by generally accepted accounting principles, or GAAP.  Non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP.

Bookings is an operational metric that is defined as the amount of revenue we expect to earn from an agreement between Avid and a customer for goods and services over the course of the agreement. To count as a booking, we expect there to be persuasive evidence of an agreement between us and our customer and that the collectability of the amounts payable under the arrangement are reasonably assured. Due to the timing of revenue recognition, all of the revenue related to the booking may not be recorded in the period that it was transacted and would therefore be reported as part of revenue backlog and/or deferred revenue, thereby providing visibility into future revenue. However, because our bookings are based on orders that, under certain circumstances can be cancelled or adjusted, bookings may not convert into revenue earned.

Revenue backlog is an operational metric that is defined as firm orders received including (i) orders where the customer has paid in advance of our performance obligations being fulfilled, and (ii) orders for future product deliveries or services that have not yet been invoiced by us. We generally ship our products shortly after the receipt of an order. Orders that may exist at the end of a quarter and have not been shipped are not recognized as revenue and are included in revenue backlog. Certain orders included in revenue backlog may be reduced, canceled or deferred by our customers. The expected timing of the recognition or amortization of revenue backlog into revenue is based on current estimates and could change based on a number of factors, including (i) the timing of delivery of products and services, (ii) customer cancellations or change orders, (iii) changes in the estimated period of time Implied Maintenance Release PCS is provided to customers or (iv) changes in accounting standards or policies. Implied Maintenance Release PCS, as we define it, is the implicit obligation to make software updates available to customers over a period of time that represents implied post-contract customer support, or PCS, and is deemed to be a deliverable in each arrangement and accounted for as a separate element.

As there is no industry standard definition of bookings, revenue backlog, our reported bookings and revenue backlog may not be comparable with other companies. Additional information on our revenue backlog can be found in the section called “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K for fiscal year ended December 31, 2014 filed with the SEC.

Forward-Looking Statements

The information provided in this press release including the tables attached hereto include forward-looking statements that involve risks and uncertainties, including projections and statements about our anticipated plans, objectives, expectations and intentions. Such statements include, without limitation, statements regarding our financial statements or other information included herein based upon or otherwise incorporating judgments or estimates relating to future performance such as future operating expenses; earnings; bookings; backlog; revenue backlog conversion rate; product mix and free cash flow; our cost savings initiatives; our future strategy and business plans; our product plans, including products under development, such as cloud and subscription based offerings; our liquidity and ability to raise capital; the anticipated benefits of the Orad acquisition, including estimated synergies, and the effects of the transaction, including effects on future financial and operating results; and our liquidity. These forward-looking statements are based on current expectations as of the date of this release and subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including but not limited to the effect on our sales, operations and financial performance resulting from: our liquidity; our ability to execute our strategic plan, including cost savings initiatives, and meet customer needs; our ability to retain and hire key personnel; our ability to produce innovative products in response to changing market demand, particularly in the media industry; our ability to successfully accomplish our product development plans; competitive factors; history of losses; fluctuations in our revenue, based on, among other things, our performance and risks in particular geographies or markets; our higher indebtedness and ability to service it and meet the obligations thereunder; restrictions in our credit facilities; our move to a subscription model and related effect on our revenues and ability to predict future revenues; elongated sales cycles; fluctuations in foreign currency exchange rates; seasonal factors; adverse changes in economic conditions; variances in our revenue backlog and the realization thereof; the identified material weaknesses in our internal control over financial reporting; the previously disclosed SEC and Department of Justice inquiries; and the possibility of further legal proceedings adverse to our company. Moreover, the business may be adversely affected by future legislative, regulatory or changes, including tax law changes, as well as other economic, business and/or competitive factors. The risks included above are not exhaustive. Other factors that could adversely affect our business and prospects are described in the filings made by our company with the SEC. We expressly disclaim any obligation or undertaking to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

About Avid

Through Avid Everywhere™, Avid delivers the industry's most open, innovative and comprehensive media platform connecting content creation with collaboration, asset protection, distribution and consumption. Media organizations and creative professionals use Avid solutions to create the most listened to, most watched and most loved media in the world-from the most prestigious and award-winning feature films, to the most popular television shows, news programs and televised sporting events, as well as a majority of today’s most celebrated music recordings and live concerts. Industry leading solutions include Pro Tools®, Media Composer®, ISIS®, Interplay®, ProSet and RealSet, Maestro, PlayMaker, and Sibelius®. For more information about Avid solutions and services, visit www.avid.com, connect with Avid on Facebook, Instagram, Twitter, YouTube, LinkedIn, or subscribe to Avid Blogs.

© 2015 Avid Technology, Inc. All rights reserved. Avid, the Avid logo, Media Composer, Pro Tools, Interplay, ISIS, and Sibelius are trademarks or registered trademarks of Avid Technology, Inc. or its subsidiaries in the United States and/or other countries. The Interplay name is used with the permission of the Interplay Entertainment Corp. which bears no responsibility for Avid products. All other trademarks are the property of their respective owners.

AVID TECHNOLOGY, INC.
Condensed Consolidated Statements of Operations
(unaudited - in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Net revenues:
Products	$ 76,150	$ 87,315	$ 156,179	$ 181,885
Services	33,617	37,329	73,174	77,741
Total net revenues	109,767	124,644	229,353	259,626

Cost of revenues:
Products	28,363	35,097	60,160	70,091
Services	14,943	15,323	30,638	30,994
Amortization of intangible assets	163	-	163	50
Total cost of revenues	43,469	50,420	90,961	101,135

Gross profit	66,298	74,224	138,392	158,491

Operating expenses:
Research and development	23,310	22,070	46,483	45,024
Marketing and selling	32,811	34,297	60,856	67,112
General and administrative	17,425	19,984	36,812	38,315
Amortization of intangible assets	408	398	782	878
Restructuring costs (recoveries), net	539	(165)	539	(165)
Total operating expenses	74,493	76,584	145,472	151,164

Operating (loss) income	(8,195)	(2,360)	(7,080)	7,327

Interest and other expense, net	(1,439)	(357)	(2,162)	(708)
(Loss) income before income taxes	(9,634)	(2,717)	(9,242)	6,619

(Benefit from) provision for income taxes, net	(5,550)	622	(4,989)	1,062
Net (loss) income	(4,084)	(3,339)	(4,253)	5,557

Net (loss) income per common share - basic and diluted	$ (0.10)	$ (0.09)	$ (0.11)	$ 0.14

Weighted-average common shares outstanding - basic	39,635	39,119	39,512	39,109
Weighted-average common shares outstanding - diluted	39,635	39,119	39,512	39,138

AVID TECHNOLOGY, INC.
Reconciliations of GAAP financial measures to Non-GAAP financial measures
(unaudited - in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

GAAP
Net Revenues	$ 109,767	$ 124,644	$ 229,353	$ 259,626
Cost of revenues	43,469	50,420	90,961	101,135
Gross profit	66,298	74,224	138,392	158,491
Operating expenses	74,493	76,584	145,472	151,164
Operating (loss) income	(8,195)	(2,360)	(7,080)	7,327
Interest and other expense, net	(1,439)	(357)	(2,162)	(708)
(Benefit from) provision for income taxes, net	(5,550)	622	(4,989)	1,062
Net (loss) income	$ (4,084)	$ (3,339)	$ (4,253)	$ 5,557
Weighted-average common shares outstanding - basic	39,635	39,119	39,512	39,109
Weighted-average common shares outstanding - diluted	39,635	39,119	39,512	39,138
Net (loss) income per share - basic and diluted	$ (0.10)	$ (0.09)	$ (0.11)	$ 0.14

Adjustments to GAAP Results
Cost of Revenues
Amortization of intangible assets	163	-	163	50
Stock-based compensation	215	163	469	316
Operating Expenses
Amortization of intangible assets	408	398	782	878
Restructuring costs (recoveries), net	539	(165)	539	(165)
Restatement (recoveries) costs	(1,106)	6,690	701	10,843
Acquisition and other costs	3,333	-	5,675	-
Stock-based compensation
R&D	46	113	152	240

Sales & Marketing	683	642	1,373	934
G&A	1,938	1,218	3,349	1,909
Other
Tax adjustment	-	4	-	(12)

Non-GAAP
Net revenues	109,767	124,644	229,353	259,626
Cost of revenues	43,091	50,257	90,329	100,769
Gross Profit	66,676	74,387	139,024	158,857
Operating Expenses	68,652	67,688	132,901	136,525
Operating (loss) income	(1,976)	6,699	6,123	22,332
Interest and other expense, net	(1,439)	(357)	(2,162)	(708)
(Benefit from) provision for income taxes, net	(5,550)	618	(4,989)	1,074
Net income	2,135	5,724	8,950	20,550
Net income per share - diluted	$ 0.05	$ 0.15	$ 0.22	$ 0.53

Adjusted EBITDA
Non-GAAP Operating (loss) income (from above)	(1,976)	6,699	6,123	22,332
Depreciation	3,411	3,990	7,088	8,325
Amortization of capitalized software development costs	-	49	-	99
Adjusted EBITDA	1,435	10,738	13,211	30,756

Adjusted Free Cash Flow
GAAP net cash used in operating activities	(30,844)	(2,090)	(26,214)	(26,082)
Capital Expenditures	(3,802)	(2,876)	(6,742)	(6,391)
Restructuring payments	308	1,885	736	4,811
Restatement payments	1,507	5,737	3,624	16,088
Acquisition and other payments	1,590	-	1,590	-
Adjusted Free Cash Flow	$(31,241)	$ 2,656	$(27,006)	$ (11,574)

AVID TECHNOLOGY, INC.
Condensed Consolidated Balance Sheets
(unaudited - in thousands)

	June 30,	December 31,
	2015	2014
ASSETS:
Current assets:
Cash and cash equivalents	$ 34,647	$ 25,056
Accounts receivable, net of allowances of $9,290 and $10,692	54,929	54,655
at June 30, 2015 and December 31, 2014, respectively
Inventories	43,872	48,001
Deferred tax assets, net	399	322
Prepaid expenses	9,467	6,892
Other current assets	14,542	17,932
Total current assets	157,856	152,858

Property and equipment, net	33,328	32,136
Intangible assets, net	38,701	2,445
Goodwill	33,905	-
Long-term deferred tax assets, net	4,441	1,886
Other long-term assets	7,998	2,274
Total assets	$ 276,229	$ 191,599

LIABILITIES AND STOCKHOLDERS' DEFICIT:
Current liabilities:
Accounts payable	$ 34,684	$ 32,951
Accrued compensation and benefits	24,666	32,636
Accrued expenses and other current liabilities	38,047	32,353
Income taxes payable	2,756	5,480
Deferred tax liabilities, net	402	-
Deferred revenues	204,495	206,608
Total current liabilities	305,050	310,028

Long-term debt	93,497	-
Long-term deferred tax liabilities, net	10,078	136
Long-term deferred revenues	188,304	208,232
Other long-term liabilities	17,396	14,273
Total liabilities	614,325	532,669

Stockholders' deficit:
Common stock	423	423
Additional paid-in capital	1,057,027	1,049,969
Accumulated deficit	(1,326,051)	(1,321,798)
Treasury stock at cost	(64,214)	(68,051)
Accumulated other comprehensive loss	(5,281)	(1,613)
Total stockholders' deficit	(338,096)	(341,070)
Total liabilities and stockholders' deficit	$ 276,229	$ 191,599

AVID TECHNOLOGY, INC.
Condensed Consolidated Statements of Cash Flows
(unaudited - in thousands)

	Six Months Ended
	June 30,
	2015	2014

Cash flows from operating activities:
Net (loss) income	$ (4,253)	$ 5,557
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	8,014	9,352
Recovery from doubtful accounts	(205)	(158)
Stock-based compensation expense	5,344	3,398
Non-cash interest expense	207	147
Unrealized foreign currency transaction gains	(4,043)	(317)
Deferred tax benefit	(6,514)	(16)
Changes in operating assets and liabilities:
Accounts receivable	8,935	7,668
Inventories	8,940	5,424
Prepaid expenses and other current assets	784	833
Accounts payable	347	(5,666)
Accrued expenses, compensation and benefits and other liabilities	(17,362)	(14,842)
Income taxes payable	770	(583)
Deferred revenues	(27,178)	(36,879)
Net cash used in operating activities	(26,214)	(26,082)

Cash flows from investing activities:
Purchases of property and equipment	(6,742)	(6,391)
Payments for business and technology acquisitions, net of cash acquired	(65,967)	-
Proceeds from divestiture of consumer business	-	1,500

(Increase) decrease in other long-term assets	(850)	11
Increase in restricted cash	(2,330)	-
Net cash used in investing activities	(75,889)	(4,880)

Cash flows from financing activities:
Proceeds from long-term debt, net of issuance costs	121,150	-
Cash paid for capped call transaction	(10,125)	-
Proceeds from the issuance of common stock under employee stock plans	2,804	1
Common stock repurchases for tax withholdings for net settlement of equity awards	(1,299)	(141)
Proceeds from revolving credit facilities	29,500	11,500
Payments on revolving credit facilities	(29,500)	(6,500)
Payments of credit facilities issuance costs	(505)	-
Net cash provided by financing activities	112,025	4,860

Effect of exchange rate changes on cash and cash equivalents	(331)	948
Net increase (decrease) in cash and cash equivalents	9,591	(25,154)
Cash and cash equivalents at beginning of period	25,056	48,203
Cash and cash equivalents at end of period	$ 34,647	$ 23,049

AVID TECHNOLOGY, INC.
Supplemental Revenue Information
(unaudited - in thousands)

$K	June 30,	March 31,	June 30,
Revenue Backlog*	2015	2015	2014

Pre-2011	$51,520	$66,928	$126,171
Post-2010	$ 341,279	$ 345,748	$ 303,780
Deferred Revenue	$ 392,799	$ 412,676	$ 429,951
Other Backlog	$ 147,453	$ 115,965	$ 113,175
Total Revenue Backlog	$ 540,252	$ 528,641	$ 543,126

Post 2010	$ 488,732	$ 461,713	$ 416,955

The expected timing of recognition of revenue backlog as of June 30, 2015 is as follows:

	Q3-Q4 2015	2016	2017	Thereafter	Total
Orders executed prior to January 1, 2011	$ 25,652	$ 24,772	$ 952	$ 144	$ 51,520
Orders executed or materially modified on or	$ 82,396	$ 122,846	$ 67,779	$ 68,258	$ 341,279
after January 1, 2011
Other Backlog	$ 70,018	$ 38,578	$ 23,237	$ 15,620	$ 147,453
Total Revenue Backlog	$ 178,066	$ 186,196	$ 91,968	$ 84,022	$ 540,252

*A definition of Revenue Backlog is included in the body of our press release.

Note: current estimates could change based on a number of factors, including (i) the timing of delivery of products and services, (ii) customer cancellations or change order, (iii) changes in the estimated period of time Implied Maintenance Release PCS is provided to customers, including as a result of changes in business practices

AVID TECHNOLOGY, INC.
2015 Outlook (a)
(unaudited - in millions)

	Bookings
	CFX		AFX		Revenue
	Low	High	Low	High	Low	High

1st Half of 2015	$ 240	$ 240	$ 230	$ 230	$ 229	$ 229

Estimated 2nd Half (including Orad product lines), using 1st Half run rates	261	263	250	252	252	252

Estimated Impact of New Product and Growth Initiatives:
- New Products Booked in 1st Half and Expected to be Shipped in 2nd Half	-	-	-	-	17	17
- Estimated New Products Booked in 2nd Half	5	7	5	7	3	4
- Estimated Growth Initiatives	10	15	10	14	7	11

Estimated Impact of Cost Initiatives:
- Facilities and Wage Rationalization and other	-	-	-	-	-	-

Estimated Seasonality and Other:
- Estimated 2nd Half Seasonality, including resolution of sales elongation cycle	14	25	14	25	14	19
- Estimated Accounting Impact of Improved Business Practices -Q2 Carryover	-	-	-	-	11	11
- Estimated Accounting Impact of Improved Business Practices -2H Impact	-	-	-	-	5	7

Outlook 2015 (a)	$ 530	$ 550	$ 509	$ 528	$ 538	$ 550

(a) As of August 10, 2015
Note: The 2015 Outlook is based on estimates as of the date of this press release and Avid expressly disclaims any obligation or undertaking to update such estimates;
actual results may differ materially from those estimates as a result of a number of risks and uncertainties. Please see the forward looking disclaimer included in the press release. Each range of values provided represents the expected low and high estimates for such financial or operating factor.

AVID TECHNOLOGY, INC.
2015 Outlook (a)
(unaudited - in millions)

			Adjusted
	Adjusted EBITDA		Free Cash Flow
	Low	High	Low	High

1st Half of 2015	$ 13	$ 13	$ (27)	$ (27)

Estimated 2nd Half (including Orad product lines), using 1st Half run rates	18	18	(23)	(23)

Estimated Impact of New Product and Growth Initiatives:
- New Products Booked in 1st Half and Expected to be Shipped in 2nd Half	11	11	11	11
- Estimated New Products Booked in 2nd Half	2	3	2	2
- Estimated Growth Initiatives	5	6	3	5

Estimated Impact of Cost Initiatives:
- Facilities and Wage Rationalization and other	4	5	4	5

Estimated Seasonality and Other:
- Estimated 2nd Half Seasonality, including resolution of sales elongation cycle	5	6	42	47
- Estimated Accounting Impact of Improved Business Practices -Q2 Carryover	11	11	-	-
- Estimated Accounting Impact of Improved Business Practices -2H Impact	5	7	-	-

Outlook 2015 (a)	$ 74	$80	$12	$20

(a) As of August 10, 2015
Note: The 2015 Outlook is based on estimates as of the date of this press release and Avid expressly disclaims any obligation or undertaking to update such estimates;
actual results may differ materially from those estimates as a result of a number of risks and uncertainties. Please see the forward looking disclaimer included in the press release. Each range of values provided represents the expected low and high estimates for such financial or operating factor.

Media Contact	Investor Contact
Sara Griggs	Jonathan Huang
Avid	Avid
310.821.0801	978.640.5126
sara.griggs@avid.com	jonathan.huang@avid.com